Exhibit 4.2

WERIDE Inc. Number Class A Ordinary Shares — Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 3,500,000,000 Class A Ordinary Shares, (ii) 500,000,000 Class B Ordinary Shares, and (iii) 1,000,000,000 shares of such class or classes (however designated) as the Board may determine in accordance with the Eighth Amended and Restated Memorandum and Articles of Association THIS IS TO CERTIFY THAT is the registered holder of Class A Ordinary Shares in the above-named Company subject to the Eighth Amended and Restated Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of 20 by: DIRECTOR